Exhibit 10.43
LANDLORD CONSENT
400 S. HOPE, L.P.,
c/o Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
September 30, 2010
The Capital Group Companies, Inc.
6455 Irvine Center Drive
Irvine, California 92618
Attention: Bill Brooks

Kids Line, LLC 2601 Sequoia Drive South Gate, California 90280 Attention: Charles Ginn

RE:	CONSENT TO SUBLEASE

	“Building”:	400 South Hope Street, Los Angeles, California

	“Premises”:	133,869 rentable square feet comprising the entire sixth (6th), twenty-first (21st), twenty-second (22nd), twenty-third (23rd) and twenty-fourth (24th) floors of the Building

	“Sublet Space”:	27,515 rentable square feet comprising the entire sixth (6th) floor of the Building

	“Landlord”:	400 S. Hope, L.P., a Delaware limited partnership

	“Tenant”:	The Capital Group Companies, Inc., a Delaware corporation

	“Subtenant”:	Kids Line, LLC, a Delaware limited liability company

	“Lease”:	Office Lease dated November 29, 2004 (the “Office Lease”), as amended by that certain First Amendment to Office Lease, dated June 22, 2006 (the “First Amendment”) and that certain Second Amendment to Lease, dated October 2009 (the “Second Amendment”), as the same may be amended, modified, extended or restated from time to time

	“Sublease”:	Sublease annexed hereto as Exhibit A, as the same may be amended, modified, extended or restated from time to time, as may be permitted hereunder
Ladies and Gentlemen:
You have requested our consent to the Sublease. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).
1. As of the date first stated above, Tenant represents and warrants to Landlord that (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, extended or supplemented; (c) to the best of Tenant’s knowledge, Tenant knows of no defense or counterclaim to the enforcement of the Lease; (d) to the best of Tenant’s knowledge, Tenant is not entitled to any reduction, offset or abatement of the rent payable under the Lease; (e) a true and complete copy of the Sublease is attached hereto, and the Sublease constitutes the complete agreement between Tenant and Subtenant with respect to the subject matter thereof, (f) Landlord has completed all work to be performed by Landlord under the Lease and has paid all contributions and other sums due to Tenant under the Lease in connection with the initial occupancy of the Premises under the Lease and (g) neither Tenant, nor to the best of Tenant’s knowledge, Landlord is in default of any of their respective obligations or covenants, and neither has breached any of their respective representations or warranties, under the Lease. For the purposes of this Agreement, any references to the “knowledge” of Tenant shall be deemed to refer to facts within the actual knowledge of only Bryan Lewis and Bill Brooks and no others, at the times set forth herein only, without any duty of inquiry. Tenant represents and warrants to Landlord that Bryan Lewis and Bill Brooks are the Tenant representatives who are best positioned to have knowledge of the facts heretofore represented.

2. The Sublease shall be subject and subordinate to the Lease and all of its provisions. Neither Tenant nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement.
3. Landlord’s obligations to Tenant are governed only by the Lease and this Agreement and Landlord’s obligations to Subtenant are only as set forth in this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 6 of this Agreement). Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein (except as may be expressly provided herein). Landlord has not reviewed or approved any provision of the Sublease.
4. If Tenant or Subtenant violates any of the terms of this Agreement, or if any representation by Tenant or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease beyond any applicable notice and cure period set forth in the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or in equity or in the Lease with respect to defaults.
5. Except as provided in Paragraph 6 of this Agreement, if the Lease is terminated prior to the stated expiration date provided in the Lease, the Sublease, on the date of such termination, shall likewise terminate. In connection with such termination, Subtenant, at its sole expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupancy, and repair all resulting damage to the Sublet Space and the Building. Except as otherwise provided in the Lease, Landlord shall have the right to retain any property and personal effects which remain in the Sublet Space or the Building on the day immediately following the termination of the Sublease, without any obligation or liability to Tenant or Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord’s rights with respect to any default by Tenant under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of (a) the prosecution of, or (b) the execution of any judgment awarded in, any action by Landlord to recover possession of the Sublet Space. Subtenant may not vacate the Sublet Space on a Sunday or holiday. If the Sublease terminates on a Sunday or holiday, Subtenant must comply with this paragraph by the end of the preceding Saturday or business day. This paragraph shall survive the earlier termination of the Lease and Sublease.

6. In accordance with Section 20.10 of the Office Lease and the terms of this Paragraph 6, subject to the observance and performance by Subtenant of all covenants, terms and conditions of the Sublease and of any modification or amendment thereto specified herein or subsequently approved by Landlord, in the event the Lease is terminated due to a default by Tenant, Landlord hereby covenants that the Sublease and any modifications or amendments thereto specified herein or subsequently approved by Landlord will continue in full force and effect, and Landlord shall recognize the Sublease and any modifications or amendments thereto specified herein or subsequently approved by Landlord and Subtenant’s rights thereunder, which will thereby establish direct privity of estate and contract between Landlord and Subtenant with the same force and effect and with the same relative priority in time and right as though the Sublease and any modification or amendment thereto specified herein or subsequently approved by Landlord were directly made from Landlord in favor of Subtenant. Accordingly, if the Lease is terminated before the stated expiration date of the Sublease, Subtenant shall attorn to Landlord or any such party upon the then executory terms of the Sublease (as modified pursuant to the terms of this Paragraph 6) for the remainder of the stated term of the Sublease. The party to whom Subtenant attorns shall, under such circumstances, agree not to disturb Subtenant in its use and enjoyment of the Sublet Space, provided that subject to the terms of the Lease and this Paragraph 6, Subtenant performs all of its obligations under the Sublease, provided that (x) the rent payable to Landlord for the Sublet Space following such attornment shall be equal to the greater of (a) the Rent payable per rentable square foot under the Lease, and (b) the Rent payable per rentable square foot under the Sublease, and (y) the terms of Section 20.10 of the Office Lease shall be applicable to Subtenant’s sublease of the Sublet Space. Such party shall not be required to honor or credit Subtenant for (i) any payments of rent made to Tenant for more than one month in advance or for any other payment owing by, or on deposit with, Tenant for the credit of Subtenant, (ii) any obligation to perform any work or make any payment to Subtenant pursuant to a work letter, the Sublease or otherwise, (iii) any security deposits not in Landlord’s actual possession, (iv) any obligation of, or liability resulting from any act or omission of, Tenant, (v) any amendment of the Sublease not expressly consented to by Landlord, or (vi) any defenses, abatements, reductions, counterclaims or offsets assertable against Tenant. This provision is self-operative whether or not, as a matter of law, the Sublease may terminate upon the expiration or termination of the term of the Lease. Subtenant however, agrees to give Landlord or such other party, on request, an instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord’s rights under the Lease to pursue any remedy not inconsistent with the attornment.
In the event of such termination of the Lease, recognition and attornment as provided in this Paragraph 6 above, (i) Tenant shall deliver to Landlord or such other party any security deposit which Tenant is then holding under the Sublease, (ii) Tenant shall assign all of its rights under the Guaranty of Sublease by Kid Brands, Inc. (“Guarantor”) dated September  ____, 2010 (the “Guaranty”) to Landlord and deliver the original Guaranty and such assignment to Landlord, (iii) Subtenant and Guarantor hereby consent to the assignment of such Guaranty to Landlord and (iv) Subtenant shall reimburse Landlord or such other party for any costs that may be incurred by it in connection with such attornment, including reasonable legal fees and disbursements.
7. Tenant and Subtenant each agrees:
a. The liability of Landlord for Landlord’s obligations under this Agreement, the Lease and any other documents executed by Landlord, Tenant, and/or Subtenant, as the case may be, in connection with this Agreement or the Lease (collectively, the “Lease Documents”) shall be limited pursuant to the terms of Section 28.1 of the Office Lease;
b. Except as otherwise set forth in the Lease, in no event shall Landlord or the Parties be liable for, and Tenant and Subtenant, on behalf of themselves and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waive any claim against Landlord and the Parties for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents; and
c. The obligations of Landlord under this Agreement shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Building, and Tenant and Subtenant shall look solely to the transferee for the satisfaction of such obligations, provided that any such transferee assumes all of Landlord’s obligations under this Agreement arising from and after such sale, conveyance, assignment or transfer.
8. Tenant and Subtenant each represents and warrants that, except as otherwise specifically provided in the Sublease, no rent or other consideration is being paid or is payable to Tenant by Subtenant for the right to use or occupy the Sublet Space or for the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property in excess of the pro-rata portion of the fixed rent and any additional rent payable pursuant to the Lease (collectively, the “Rent’) for the Sublet Space, and if such rent or other consideration exceeds such pro-rata portion of the Rent, Tenant shall comply with Section 20.7 of the Office Lease and pay to Landlord fifty percent (50%) of such excess in accordance with the provisions of the Lease.

9. The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement may not be changed except in writing signed by each party hereto.
10. All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered personally with receipt acknowledged, or sent by a nationally recognized reputable overnight courier (against a receipt of delivery), or by registered mail, return receipt requested, addressed to Tenant, Subtenant and Landlord at their addresses set forth below, or at such other address as any party may designate upon not less than ten (10) days prior notice given in accordance with this paragraph. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if sent by mail.

To Landlord:	400 S. Hope, L.P. c/o Tishman Speyer Properties, L.P. 400 South Hope Street, Suite 200 Los Angeles, California 90071 Attn: Property Manager

With copies to:

Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Legal Officer

and:

Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Financial Officer

To Tenant:	The Capital Group Companies, Inc. 6455 Irvine Center Drive Irvine, California 92618 Attention: Bill Brooks (BEEB)

With a copy to:

The Capital Group Companies, Inc. 333 South Hope Street, 55th Floor Los Angeles, California 90071 Attention: Maria Manotok (MRM)

To Subtenant:	Kids Line, LLC 2601 Sequoia Drive South Gate, California 90280 Attention: Charles Ginn

With a copy to:

Kid Brands, Inc. 1800 Valley Road Wayne, New Jersey 07470 Attention: Marc Goldfarb

11. This Agreement will be construed and governed by California law.
12. Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.
13. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 7 above and except that it shall not inure to the benefit of any successor or assign of Tenant or Subtenant whose status was acquired in violation of the Lease or this Agreement.
14. Each of the persons executing this Agreement on behalf of Landlord, Tenant and Subtenant represents that he or she is duly authorized to execute and deliver this Agreement on behalf of Landlord, Tenant and Subtenant, as the case may be, and that each of Landlord, Tenant and Subtenant has full power and authority to enter into this Agreement.
15. Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation in connection with the Sublease or procuring possession of the Sublet Space. Tenant and Subtenant, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement consent order, judgment or decree entered into on its behalf. The provisions of this Paragraph 15 shall survive the expiration or sooner termination of the Lease or Sublease.
16. Without limitation of Article 22 of the Office Lease, Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from any accident, injury or damage whatsoever caused to any person or entity or the property of any person or entity occurring during the term of the Sublease in or about the Sublet Space, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for bodily injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, and further provided that as between Tenant and Subtenant, the indemnification obligations of each party shall be governed by the terms set forth in the Sublease. If any proceeding is brought against Landlord by reason of any such claim, Tenant and Subtenant, jointly and severally, shall be responsible for Landlord’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim, Subtenant and/or Tenant, upon written notice from Landlord, shall, at Tenant’s or Subtenant’s sole cost and expense, as the case may be, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Paragraph 16 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of Landlord’s rights under the Lease.

17. Tenant and Subtenant hereby acknowledge and agree that, notwithstanding any provision to the contrary set forth in the Sublease or the Lease, Subtenant shall not be entitled to any rights under (i) Article 5, Section 9.7, Section 13.2, Article 25, Article 26, and Article 27 of the Office Lease, (ii) Exhibits C, I, J, L and Schedules 1 and 2 of the Office Lease, (iii) Section 3 of the First Amendment, and (iv) Section 2 of the Second Amendment. Additionally, Tenant and Subtenant hereby acknowledge and agree that (a) the number of parking spaces that Tenant is entitled to rent from Landlord under the terms of the Lease shall be reduced by the number of parking spaces that Subtenant elects to rent pursuant to the terms of the Sublease and (b) Subtenant shall not be entitled to the 10% discount on the then prevailing rate charged by Landlord for parking as set forth in Section 7.1 of the Office Lease, as amended by Section 6 of the First Amendment.
18. Landlord’s consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or sub-subletting of the Sublet Space, or to any additional subleasing of the Sublet Space or any other portion of the Premises, each of which requires Landlord’s prior written consent (except that Tenant may terminate the Sublease without Landlord’s prior consent). If Tenant or Subtenant desires Landlord’s consent to any such other action it must specifically and separately request such consent. Tenant shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.
19. Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord’s agent, shall operate to waive, modify, impair, release or in any manner affect Tenant’s liability or obligations under the Lease or Subtenant’s liability or obligations under the Sublease.
20. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of this Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease, then the terms of this Agreement shall prevail.
21. Each of the parties hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement.
22. Tenant agrees to pay, upon demand, Landlord’s reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.
23. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.
24. Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to the Sublease to be effective upon your receipt of a fully executed copy of this Agreement.

LANDLORD: 400 S. HOPE, L.P., a Delaware limited partnership
By:	400 S. Hope GP, L.L.C.,
a Delaware limited liability company
Its: General Partner

By:	/s/ Russell Makowsky
Its: Vice President and Treasurer

Agreed to:
TENANT:
THE CAPITAL GROUP COMPANIES, INC.,
a Delaware corporation

By:	/s/ Bryan Lewis Its: Senior Vice President
SUBTENANT:
KIDS LINE, LLC,
a Delaware limited liability company

By:	/s/ Charles Ginn Its: Chief Operating Officer
[Guarantor’s signature appears on following page]

GUARANTOR:
KID BRANDS, INC.,
a New Jersey corporation

By:	/s/ Marc S. Goldfarb Its: Senior Vice President and General Counsel